EXECUTION COPY

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (this “Separation Agreement”), made this 6th day of September 2005, by and between Mitchell J. Sepaniak (“Executive”), and Weida Communications, Inc., a New Jersey corporation (the “Company”).

WHEREAS, Executive has served as President and Chief Executive Officer of the Company;

WHEREAS, Executive has also served as Chairman of the Board of Directors of the Company and is one of two directors of the Company, and is a principal shareholder of the Company;

WHEREAS, the Company has requested that Executive resign from his employment with the Company and from the Company’s Board of Directors, and Executive intends to resign from his employment with and all positions at the Company;

WHEREAS, Executive and the Company (collectively, the “Parties”) seek to dispose fully and finally of certain issues which now exist between the Parties through the date of execution of this Separation Agreement;

WHEREAS, further delay in resolving such issues is likely to substantially impair necessary decision-making by the Company’s Board of Directors, as well as substantially inhibit future private financing required by the Company for its minimum working capital requirements; and

WHEREAS, the resolution by this Separation Agreement between the Parties of such issues on terms negotiated between the Parties at arm’s length is therefore in the best interests of the Company’s shareholders.

NOW, THEREFORE, in consideration of the above recitals and in further consideration of the mutual promises and covenants set forth below, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.  Effective Time of Resignation and Acknowledgement of Replacement President and CEO. Executive agrees to resign from his employment with the Company concurrent with the Parties’ execution of this Separation Agreement (such date, “the Effectiveness Date”). Executive acknowledges that, upon his resignation, Christopher Lennon shall replace him as President and Chief Executive Officer of the Company. The Parties agree that the notice of termination dated June 24, 2005 issued on behalf of the Board of Directors of the Company to Executive is hereby rescinded and shall be null and void.

2.  Final Salary Payment. For the month of June 2005, the Company shall be obligated to pay Executive his regular salary of $12,500 per month (the “Final Salary Payment”) within 30 days of the Effectiveness Date. Executive shall have no other entitlement to any salary from the Company for services performed for any period before or following June 2005.

3.  Resignation from Board. The Executive hereby resigns as a member of the Company’s Board of Directors (the “Board”) and all committees of the Board, effective as of the Effectiveness Date. Executive agrees that he will not challenge or otherwise object to the appointment of Christopher Lennon as (i) President and Chief Executive Officer of the Company, and (ii) as a member of the Board, and this Separation Agreement may be included in the minutes of the Company as evidence of Executive’s agreement to that effect. Notwithstanding such resignation, the Company agrees that should it fail to make the Final Salary Payment or the First Reimbursement Payment when due, then, in addition to Executive’s other rights for breach of such payment obligations, Executive shall be automatically re-appointed as Chairman of the Board, and the provisions of Paragraph 6 shall be of null and void.

4.  Certain Expense Reimbursements.

(a)  The Company shall reimburse Executive for the first $23,500 (“First Reimbursement Payment”) of his reasonably documented legal fees or unreimbursed travel and entertainment expenses incurred by him in connection with his past employment with the Company or SCL Ventures, Ltd. (“SCL”) within 10 days of the Effectiveness Date. Executive agrees to provide the Company’s external accountant, Richard Kane of Capital Performance, within seven (7) days of the Effectiveness Date, with copies of all receipts, credit card statements, expense reports or other documentation reasonably supporting the Maximum Reimbursement Amount (as defined below) (the “Documentation”).

(b)  Upon receipt of the Documentation and the Company obtaining after August 1, 2005 $500,000 in net proceeds of equity or debt financing, the Company shall promptly reimburse Executive for an additional $50,000 of his reasonably-documented travel and entertainment expenses incurred by him in connection with his employment with the Company or SCL.

(c)  Thereafter, upon the Company obtaining after August 1, 2005 each additional $500,000 in net proceeds of equity or debt financing, the Company shall promptly reimburse Executive for an additional $50,000 of his reasonably-documented travel and entertainment expenses incurred by him in connection with his employment with the Company or SCL; provided, however, that the aggregate amounts reimbursed by the Company to the Executive pursuant to this Paragraph 4 shall not exceed $233,534 (the “Maximum Reimbursement Amount”), notwithstanding any documentation provided by Executive.

(d)  Any unpaid portion of the Maximum Reimbursement Amount shall be due and payable no later than August 31, 2007.

(e)  As an additional inducement to the Company to make the commitments set forth in this Section 4, Executive

(i)  represents and warrants that the Maximum Reimbursement Amount represents reimbursement of reasonable and necessary business expenses actually incurred by the Executive in the course of performing his duties as in 2003 as Chief Executive Officer of SCL Ventures, Ltd. (“SCL”), that he has not previously received any amount in reimbursement of such expenses, and that, to the best of his knowledge and belief as the Chief Executive Officer of SCL and of the Company during the relevant time periods, such unreimbursed expenses are included in liabilities of the Company on the Company’s consolidated balance sheets for the fiscal year ended June 30, 2004 and quarterly periods ended March 31, 2005, filed as part of the Company’s periodic reports with the Securities and Exchange Commission (the “SEC”) (which periodic reports the Executive acknowledges were signed by the Executive as Chief Executive Officer, and accompanied by Executive’s signed certifications required by applicable SEC regulations); and

(ii)  hereby indemnifies and agrees to hold the Company and each of the Executive Released Persons (as defined below) harmless from any loss, liability or expense they may incur or become subject to by reason of the breach or inaccuracy in any material respect of the Executive’s representation and warranty set forth above.

(f)  The rights of the Executive to receive all or any portion of the Maximum Reimbursement Amount shall be subordinated to claims of creditors of the Company, including claims of the holders of the Company’s 10% Senior Secured Bridge Notes due 2006 (but such subordination shall not limit Executive’s right to receive payments pursuant to this Paragraph 4 from proceeds of financing unless such Notes are then in default).

5.  No Other Monies or Benefits Due or Payable/Full Satisfaction. Executive agrees that the Final Salary Payment and Maximum Reimbursement Amount are being paid in full satisfaction of all obligations to Executive. No compensation or benefits except for those expressly set forth in this Separation Agreement are owed to nor will be provided to Executive by the Company, including without limitation, under any plan, policy, program, practice or agreement with the Company, including without limitation, severance pay, salary continuation, incentive or bonus pay, profit sharing, commissions, notice pay, vacation pay, attorneys’ fees or costs. Without in any way limiting the foregoing, Executive acknowledges that Company has fully satisfied all of its obligations under the terms of the Employment Agreement between Executive and the Company dated as of April 1, 2004, that such Employment Agreement has terminated, and that no successor employment agreement was entered into and delivered between the Executive and the Company.

6.  Company Right to Redeem Executive Shares; Other Rights and Limitations. As further consideration for the benefits provided to the Executive by this Separation Agreement, the Executive hereby grants to the Company the following rights with respect to all shares of common stock of the Company (“Common Stock”) held of record or beneficially by the Executive, by the Executive’s family relatives, or by the investment accounts listed on Schedule A (collectively, the “Executive’s Share Accounts”):

(a)  If the Executive shall have received the Maximum Reimbursement Amount in full on or before August 31, 2006, then the Company or its designees may (but are not required to) thereafter, at any time or from time to time, prior to February 28, 2008, redeem or otherwise purchase up to (1) not more than 5,000,000 shares (the “First Redeemable Shares”) of the Company’s Common Stock from the Executive’s Share Accounts, at a gross cash purchase price of $0.25 per share (appropriately adjusted for share dividends, share splits or reverse splits, and recapitalizations), and (2) up to not more than 3,000,000 shares (the “Second Redeemable Shares” and collectively, with the First Redeemable Shares, the “Redeemable Shares”) of the Company’s Common Stock from the Executive’s Share Accounts, at a gross cash purchase price of $0.375 per share (appropriately adjusted for share dividends, share splits or reverse splits, and recapitalizations), in one or more transactions (provided no single share repurchase transaction shall be for less than 500,000 shares).

(b)  If the Company or its designee issues a written redemption or share purchase request for Redeemable Shares, the Executive shall within five calendar days deliver certificates representing the Redeemable Shares to be purchased, accompanied by stock powers signed in blank, and free and clear of all liens, claims or encumbrances, to the Company or the Company’s designee, against a bank check or wire transfer of the cash purchase price for the Redeemable Shares to be purchased. In lieu of delivery of the foregoing transfer documentation, the Company and Executive agree that the Company may elect to cancel the Redeemable Shares on its stock transfer records by Company notice to its transfer agent, without receipt of the share certificates or stock power from the Executive, provided it has tendered to the Executive, by bank check delivered by certified mail, return receipt requested or overnight courier to the Executive’s then-current home address, or by wire transfer to the bank account specified on Schedule A. the cash purchase price for the Redeemable Shares to be purchased.

(c)  The Executive shall select the Executive Share Accounts from which the Redeemable Shares to be purchased shall be delivered.

(d)  All certificates representing shares of Common Stock held in the Executive’s Share Accounts shall bear a restrictive legend as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO POSSIBLE REDEMPTION BY THE COMPANY OR ITS DESIGNEES AND CERTAIN OTHER RESTRICTIONS EFFECTIVE UTIL FEBRUARY 28, 2008 PURSUANT TO AGREEMENT DATED AS OF AUGUST 31, 2005 BETWEEN THE HOLDER OF THIS CERTIFICATE AND THE COMPANY.

(e)  The Company may issue one or more stop transfer instructions to the Company’s transfer agent with respect to any shares of Common Stock held in the name of the Share Accounts for purposes of ensuring future performance of this Paragraph 6 of this Separation Agreement.

(f)  Until February 28, 2008, the Executive will give the Company and the Company’s outside securities counsel not less than 30 calendar days prior written notice of any proposed transfer, assignment or pledge by him of any shares of Common Stock held in the Executive’s Share Accounts, identifying the proposed transferee and the transfer price. In addition to the redemption rights provided above, the Company shall have a right of first refusal with respect to any such proposed transfer, sale or pledge of shares (excluding estate planning or family gift transfers) on the terms described in such notice, provided the Company (i) gives notice within 15 calendar days of receipt of notice of the proposed transfer of its intention to exercise such right of first refusal, and (ii) tenders payment of the transfer price within 15 calendar days of giving such notice.

(g)  The Executive further agrees that until February 28, 2008 he shall not sell, or permit any Executive Share Account or all Executive Share Accounts in the aggregate, to sell, in any 90-day period, a number of shares of Common Stock exceeding 0.10% of the then outstanding shares of Common Stock of the Company.

(h)  The foregoing restrictions are in addition to any restrictions imposed by applicable law or regulation or the Registration Rights Agreement dated as of June 25, 2004 by and among the Company, the Executive and the other shareholders signatory thereto.

7.  Nondisparagement. Executive and the Company agree that they will not take action to harm the name or reputation of the other Party and shall make no false or disparaging statements orally or in writing concerning the other Party.

8.  Ongoing Obligations of Confidentiality, Non-Competition and Non-Solicitation. For 24 months after the Effective Date, Executive shall not:

(a)  engage, in VSAT-related activities in or in connection with the Peoples Republic of China, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization;

(b)  divert to any competitor of the Company or any of its affiliates or subsidiaries, any customer of the Company or any of its affiliates or subsidiaries;

(c)  solicit or encourage any officer, employee or consultant of the Company or any of its affiliates or subsidiaries to leave the employ of the Company or any of its affiliates or subsidiaries for employment by or with any competitor of the Company or any of its affiliates or subsidiaries;

provided, however, that the Executive may invest in stocks, bonds or other securities of any competitor of the Company or any of its affiliates or subsidiaries if:

(i)  such stocks, bonds, or other securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(ii)  his investment does not exceed, in the case of any class of the capital stock of any one issuer, one percent (1%) of the issued and outstanding shares, or, in the case of other securities, one percent (1%) of the aggregate principal amount thereof issued and outstanding; and

(iii)  such investment would not prevent, directly or indirectly, the transaction of business by the Company and/or of its affiliates or subsidiaries with any state, district, territory or possession of the United States or any governmental subdivision, agency or instrumentality thereof by virtue of any statute, law, regulation or administrative practice.

If, at any time, the provisions of the immediately preceding paragraph shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, said paragraph shall be considered severable and shall become and shall be immediately amended solely with respect to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive hereby agrees that said paragraph as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Except as provided in the immediately preceding paragraph, nothing in this Separation Agreement shall prevent or restrict the Executive from engaging in any business or industry in any capacity.

The Executive shall keep secret and confidential and shall not disclose to any third party in any fashion or for any purpose whatsoever, any information regarding this Separation Agreement, or any other information regarding the Company or its affiliates or subsidiaries which is not available to the general public, and/or not generally known outside the Company or any such affiliate or subsidiary, to which he has or shall have had access at any time during the course of his employment with the Company, including, without limitation, any information relating to the Company's (and its affiliates' or subsidiaries'):

(A)  business, operations, plans, strategies, prospects or objectives;

(B)  products, technologies, processes, specifications, research and development operations and plans;

(C)  customers and customer lists;

(D)  distribution, sales, service, support and marketing practices and operations;

(E)  financial condition and results of operations;

(F)  operational strengths and weaknesses; and

(G)  personnel and compensation policies and procedures.

Without intending to limit the remedies available to the Company or its affiliates or subsidiaries, the Executive hereby agrees that damages at law would be an insufficient remedy to the Company or its affiliates or subsidiaries in the event that the Executive violates or fails to perform any of the provisions of Paragraph 6, or violates any of the provisions of this Paragraph 10, and that, in addition to money damages, the Company or its affiliates or subsidiaries may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of or otherwise to specifically enforce the covenants contained in Paragraph 6 or this Paragraph 10, as the case may be.

Executive expressly agrees that he will abide by the restrictive covenants set forth in this Paragraph 8, and acknowledges that, absent such agreement, the Company would not have agreed to pay him the amounts provided under this Separation Agreement. In the event Executive breaches the restrictive covenants set forth in this Paragraph 8, he shall forfeit his entitlement to the Final Salary Payment and Maximum Reimbursement Amount or, if already paid, shall be required to reimburse the Company for the full amounts paid.

9.  Confidentiality; Press Release. Executive agrees and covenants that the contents of this Separation Agreement shall remain confidential and shall not be discussed with or divulged to any entity or entities, person or persons, including but not limited to employees or former employees of the Company, provided, however, that Executive may disclose the content of this Separation Agreement: (a) to members of his immediate family (provided such individuals agree not to divulge it); (b) to legal, financial and personal advisors; and (c) to the extent required by law or otherwise disclosed by the Company in public filings with the SEC. The Parties agree to cooperate in issuing a mutually acceptable press release announcing the Executive’s separation from the Company.

10.  Cooperation. Executive agrees:

(a)  To make himself available without the requirement of being subpoenaed to confer with counsel at reasonable times and locations and upon reasonable notice concerning any knowledge he had or may have with respect to actual and/or potential disputes arising out of any events that occurred in whole or in part during his period of employment by the Company. The Company shall reimburse Executive for any reasonable and necessary expenses he incurs in fulfilling this obligation. Company agrees that it will work in good faith to accommodate Executive’s schedule.

(b)  To submit to depositions and/or testimony and/or participate in investigations by any government agency in accordance with the laws of the forum involved concerning any knowledge he has or may have with respect to actual and/or potential disputes or issues arising out of any events that occurred in whole or in part during his period of employment by the Company. The Company shall reimburse Executive for any reasonable and necessary expenses he incurs in fulfilling this obligation.

(c)  To make himself reasonably available for the twelve (12) month period following the Separation Date to respond to inquiries by the Company, its management employees, agents, attorneys, representatives and advisors concerning matters associated with his employment at the Company, including without limitation assisting the Company in responding to SEC staff comments on past Company filings. The Company acknowledges that Mr. Sepaniak has cooperated through the Effectiveness Date in preparing such response to the best of his ability and resources. In addition, Executive shall be reasonably available to attend meetings and to travel to China, at the Company’s expense, on no more than two trips, said trips to be no more frequent than once every three (3) months, and for no longer than 7 consecutive business days, on reasonable prior request by the Company. The Company shall reimburse Executive for any reasonable and necessary expenses he incurs in fulfilling this obligation, including a $1,000 per diem consulting fee for travel to China.

11.  Release by Executive in Favor of Company. Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, the Company, SCL, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Separation Agreement as “Executive Released Parties”), of and from any and all claims, known and unknown, asserted and unasserted, Executive has or may have against the Company or the other Executive Released Parties as of the date of execution of this Separation Agreement, other than claims arising out of the Executive Released Parties’ (i) knowing fraud, (ii) deliberate dishonesty, (iii) willful misconduct, or (iv) or (v) gross negligence. The foregoing release includes, but is not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Executive Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefits Protection Act, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002.

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	United States, Florida and Georgia Constitutions;

•	Any public policy, contract, tort, or common law; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Excluded from this release is any right or claim that cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by government agencies. Executive is, however, waiving any right to monetary recovery should any agency pursue any claims on his behalf.

The foregoing release by Executive shall be null and void if any legal action by the Company, Chris Lennon or Carl Lanzisera is brought against the Executive for any act or omission to act of Executive occurring prior to the Effectiveness Date.

12.  Release by Company in favor of Executive.

(a)  The Company knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, the Executive, his heirs, successors and assigns (collectively referred to throughout the remainder of this Separation Agreement as “Company Released Parties”), of and from any and all claims, known and unknown, asserted and unasserted, the Company has or may have against the Executive or the other Company Released Parties as of the date of execution of this Separation Agreement, other than claims arising out of the Executive’s (i) knowing fraud, (ii) deliberate dishonesty, (iii) willful misconduct, (iv) breach of his fiduciary duties of loyalty in his capacity as chief executive officer or as a director of the Company, or (v) gross negligence. Excluded from this release is any right or claim that cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by government agencies. The Company is, however, waiving any right to monetary recovery should any agency pursue any claims on its behalf.

(b)  The foregoing release by the Company shall be null and void if any legal action by the Executive is brought against the Company arising out of any event occurring prior to the Effectiveness Date.

(c)  As a further inducement to Executive to enter into this Separation Agreement, the Company is delivering to Executive simultaneously with execution and delivery of this Agreement an executed Release of each of Carl Lanzisera and Chris Lennon, in their respective personal capacities, in the form attached hereto.

13.  Company Indemnification of Executive.

(a)  Indemnification. Executive shall be indemnified and held harmless by the Company from and against any judgments, penalties, fines, amounts paid in settlement and Expenses (as hereinafter defined) incurred in connection with any actual or threatened Proceeding (as hereinafter defined) to the full extent permitted by the Company's Certificate of Incorporation (the “Certificate”) and bylaws (the “Bylaws”) and the Business Corporation Act of the State of New Jersey (“New Jersey Law”) as in effect on July 1, 2005, and to advance to Executive Expenses incurred in connection therewith. “Proceeding” includes, without limitation, any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative, whether by a third party, by or in the right of the Company or otherwise against the Company or its affiliates, arising out of the business, operations or activities of the Company, SCL or Guangzhou Weida Communications Technology Co., Ltd.

(b)  Advance of Expenses. Expenses (including reasonable attorneys' fees) incurred by Executive in defending any civil, criminal, administrative or investigative action, suit or proceeding for which Executive may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided that the Company shall be entitled to receive an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be finally adjudged by a court or the SEC that he is not entitled to be indemnified by the Company hereunder. The Executive hereby undertakes to repay any Expenses incurred in connection with the matters entitled In the Matter of the Application of John Castaldo, Petitioner vs. Teleflex Technologies, Inc. and SCL Ventures, Mitchell Sepaniak, and Laser Recording Systems, Inc, Respondents (Supreme Court, State of New York, Nassau County, 8138/04), and Ariel Gulfstream Ventures, LLC vs. Weida Communications, Inc., SCL Ventures, Ltd., Mitchell Sepaniak, et. al. (Circuit Court. Broward County, Florida) if it shall ultimately be finally adjudged by a court or the SEC that he is not entitled to be indemnified by the Company hereunder. “Expenses” means all reasonable attorneys' fees and expenses, court costs, travel expenses, duplicating costs, telephone charges, postage and delivery fees, and all other reasonable costs and expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding.

(c)  Exceptions to Indemnification. Notwithstanding the foregoing, no indemnity pursuant to this Paragraph 13 shall be paid by the Company:

(a) on account of any suit in which judgment is rendered against Executive for an accounting of profits made from the purchase or sale by Executive of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statutory law;

(b) on account of Executive's conduct which is adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or gross negligence;

(c) on account of Executive's conduct which is adjudged to have constituted a breach of Executive's fiduciary duties of loyalty or care to the Company or resulted in any personal profit or advantage to which Executive was not legally entitled;

(d) for which payment is actually made to Executive under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement;

(e) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; or

(f) in connection with any proceeding (or part thereof) initiated by Executive, or any proceeding by Executive against the Company or its directors, officers, employees or other indemnities, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

The Executive further acknowledges that he is aware that it is the view of the SEC that indemnification for liabilities arising under certain of the federal securities laws is against public policy as expressed in such laws and is, therefore, unenforceable, and that in the event a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the Executive in the successful defense of any Proceeding) is asserted against the Company, the SEC may object to payment of such claim, in which event the Company will promptly notify the Executive, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such laws, contend that indemnification was proper to the full extent good faith permits, and will be governed by the final adjudication of such issue.

(d)  Certain Agreements of Executive and the Company.

(i)   Executive agrees to do all things reasonably requested by the Board of Directors of the Company to enable the Company to coordinate Executive's defense with, if applicable, the Company's defense; provided, however, that Executive shall not be required to take any action that would in any way prejudice his defense or waive any defense, privilege or position available to him in connection with any action;

(ii)  Executive agrees to do all things reasonably requested by the Board of Directors of the Company to subrogate to the Company any rights of recovery (including rights to insurance or indemnification or Executive’s claims or rights of recovery from persons other than the Company) which Executive may have with respect to any action;

(iii)  Executive agrees to be represented in any action in which he is a co-defendant with the Company by a law firm mutually acceptable to the Company and Executive, which consent shall not be unreasonably withheld, and agrees that the firms of Brown Raysman Millstein Felder & Steiner and Weintraub & Rosen are acceptable law firms for such defense, provided, that if the Executive shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate based on a written opinion of counsel that an actual or potential material conflict of interest exists between the Executive and the Company with respect to the defense of such action, the Executive shall be entitled to retain separate counsel;

(iv)  Executive agrees to cooperate with the Company and its counsel and maintain any confidences revealed to him or her by the Company in connection with the Company's defense of any action. The Company agrees to cooperate with Executive and his or her counsel and maintain any confidences revealed to it by Executive in connection with Executive's defense of any action.

(v)  The Company agrees not to settle any Proceeding without the prior written consent of Executive, which consent shall not be unreasonably withheld, if such settlement would (i) in any way prejudice a defense of Executive or waive any defense, privilege or position available to Executive in connection with the Proceeding, or (ii) cause Executive to be liable for any judgments, penalties, fines, amounts paid in settlement or Expenses incurred in connection with the Proceeding, except as provided in subparagraph (c) hereof.

(e)  The provisions of this Paragraph 13 shall be in addition to, and not in limitation of, any other rights to indemnification that Executive may have pursuant to the Certificate, the Bylaws or New Jersey Law.

14.  Severability. Executive specifically acknowledges that he has considered carefully all of the covenants outlined above and intends that each covenant shall be enforced fully in accordance with its terms. However, if, in any judicial proceeding, a court shall determine that such covenants are unenforceable for any reason, then the Parties intend that such covenants shall be deemed to be limited in such manner as the court may determine to permit enforceability by such court and the remainder of this Separation Agreement shall remain enforceable as executed.

15.  Entire Agreement. This Separation Agreement, together with the restrictive covenants set forth in Paragraphs 6 and 8, constitute the full and complete understanding between the Parties. There are no other agreements or understandings, either oral or in writing, which are not reflected in this Separation Agreement. Executive warrants and agrees that the Company has not made any other agreement, promise or assurance, except those expressed in this document, to induce or persuade Executive to enter into this Separation Agreement.

16.  No Modification. This Separation Agreement and any attachments hereto shall not be modified or discharged, in whole or in part, except by agreement in writing signed by the Parties hereto.

17.  No Liability. It is understood and agreed that this Separation Agreement is not to be construed as an admission of liability by the Company.

18.  Counterparts. This Separation Agreement may be signed in counterparts.

19.  Revocation. Executive may revoke this Separation Agreement for a period of seven (7) calendar days following the day he executes this Separation Agreement. Any revocation within this period must be submitted, in writing, to Carl Lanzisera and state, “I hereby revoke my acceptance of the Separation Agreement.” The revocation must be postmarked within seven (7) calendar days of Executive’s execution of this Separation Agreement. This Separation Agreement shall not become effective or enforceable until the revocation period has expired and a fully executed copy of this Separation Agreement has been received by Carl Lanzisera (the “Effective Date”). If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Executive was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

20.  Construction. In the event of vagueness or ambiguity, this Separation Agreement shall not be construed against the party preparing it, but shall be construed as if all parties prepared it jointly.

21.  Succession. This Separation Agreement shall inure to the benefit of and be binding upon Executive and his heirs, executors, administrators, successors, and assigns. This Separation Agreement shall inure to the benefit of the Company and the other Executive Released Parties and be binding upon the Company and its successors and assigns.

22.  No Assignment. Executive warrants and represents that he has not assigned or transferred or purported to assign or transfer to any person or entity all or any part of any interest in any claim released under this Separation Agreement. Executive also warrants and represents there are no liens against any of the settlement proceeds described in this Separation Agreement.

23.  Counterparts. This Separation Agreement may be executed in counterparts and shall be deemed fully executed when each party has signed and transmitted a counterpart to the other. All counterparts taken together shall constitute a single agreement. A facsimile signature shall have the some force and effect of an original signature.

24.  Knowing Waiver of Age Discrimination Claims. By entering into this Separation Agreement, Executive knowingly and voluntarily waives and releases the Released Parties from any claims for age discrimination under the Age Discrimination in Employment Act. Executive also acknowledges that he has been informed pursuant to the Federal Older Workers Benefit Protection Act of 1990 that:

(a)  He has the right to consult with an attorney before signing this Separation Agreement;

(b)  He does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed;

(c)  He has twenty-one (21) days from the date he receives this Separation Agreement to consider this Separation Agreement;

(d)  He has seven (7) days after signing this Separation Agreement to revoke the Separation Agreement and the Separation Agreement will not be effective until that revocation period has expired.

25.  Knowing and Voluntary Agreement. By signing this Separation Agreement, Executive acknowledges that he has been advised in writing to seek the advice of an attorney regarding this Separation Agreement, he has been given adequate time to review this Separation Agreement, he has read this entire Separation Agreement, he fully understands its purpose, and that he is voluntarily entering into this Separation Agreement with the intent to be legally bound by its terms.

Agreed:

Weida Communications, Inc.
/s/ Mitchell Sepaniak	/s/ Chris Lennon
Mitchell J. Sepaniak	Chris Lennon, Chief Operating Officer
Date: September 6, 2005	Date: September 6, 2005

SCHEDULE A

RELEASE BY CARL LANZISERA IN FAVOR OF EXECUTIVE

In connection with the execution and delivery of the Confidential Separation Agreement and Release (the “Separation Agreement”), being entered into by and between Mitchell J. Sepaniak (“Executive”), and Weida Communications, Inc., a New Jersey corporation (the “Company”), and in consideration of the benefits conferred on the Company and the undersigned by such Agreement, and as a further inducement to Executive to enter into the Agreement, the undersigned hereby knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, the Executive, his heirs, successors and assigns (collectively referred to throughout the remainder of this Release as “Released Parties”), of and from any and all claims, known and unknown, asserted and unasserted, the Company has or may have against the Executive or the other Released Parties as of the date of execution of the Separation Agreement, other than claims arising out of the Executive’s (i) knowing fraud, (ii) deliberate dishonesty, (iii) willful misconduct, (iv) breach of his fiduciary duties of loyalty in his capacity as chief executive officer or as a director of the Company, or (v) gross negligence. Excluded from this release is any right or claim that cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by government agencies. The undersigned is, however, waiving any right to monetary recovery should any agency pursue any claims on its behalf.

The foregoing release by the undersigned shall be null and void if any legal action by the Executive is brought against the undersigned or the Company arising out of any event occurring prior to the Effectiveness Date.

Date: September 6, 2005	By:	/s/ Carl Lanzisera
Carl Lanzisera

RELEASE BY CHRIS LENNON IN FAVOR OF EXECUTIVE

In connection with the execution and delivery of the Confidential Separation Agreement and Release (the “Separation Agreement”), being entered into by and between Mitchell J. Sepaniak (“Executive”), and Weida Communications, Inc., a New Jersey corporation (the “Company”), and in consideration of the benefits conferred on the Company and the undersigned by such Agreement, and as a further inducement to Executive to enter into the Agreement, the undersigned hereby knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, the Executive, his heirs, successors and assigns (collectively referred to throughout the remainder of this Release as “Released Parties”), of and from any and all claims, known and unknown, asserted and unasserted, the Company has or may have against the Executive or the other Released Parties as of the date of execution of the Separation Agreement, other than claims arising out of the Executive’s (i) knowing fraud, (ii) deliberate dishonesty, (iii) willful misconduct, (iv) breach of his fiduciary duties of loyalty in his capacity as chief executive officer or as a director of the Company, or (v) gross negligence. Excluded from this release is any right or claim that cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by government agencies. The undersigned is, however, waiving any right to monetary recovery should any agency pursue any claims on its behalf.

The foregoing release by the undersigned shall be null and void if any legal action by the Executive is brought against the undersigned or the Company arising out of any event occurring prior to the Effectiveness Date.

Date: September 6, 2005	By:	/s/ Chris Lennon
Chris Lennon